SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549

                             FORM 8-K

                          CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934.

Date of Report (Date of earliest event reported) July 19, 1994.


WEIRTON STEEL CORPORATION
_________________________

(Exact name of registrant as specified in its charter)

Delaware                      1-10244                 06-1075442
__________________________________________________________________
(State of other              (Commission             (IRS Employer
jurisdiction of               File Number)      Identification No.)
incorporation)

400 Three Springs Drive, Weirton, WV                         26062
__________________________________________________________________
Address of principal executive officer)                (Zip Code)

Registrant's telephone number, including area code 304-797-2000
__________________________________________________________________



Item 5. Other Events

      The Registrant issued a press release July 19, 1994 pursuant to an Item 5 disclosure. See Exhibit 1.



SIGNATURES

Pursuant to the requirements of the Securities Exchange Ace of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIRTON STEEL CORPORATION



/s/William R. Kiefer
   William R. Kiefer
   July 19, 1994



Exhibit 1.

                       FOR IMMEDIATE RELEASE


      Weirton, WV, July 19, 1994  -  Weirton Steel Corporation
(NYSE: WS) today reported a second quarter net income of $18.6 million, or $.63 per share compared to a net loss of $11.4 million, or $.46 per share for the same period last year.

      The Company's operating and net results for the second quarter were affected by a fire on April 6 that extensively damaged its No. 9 Tandem Cold Rolling Mill. A second quarter operating profit of $2.9 million reflected lower shipments of tin mill products and higher operating costs caused by the tandem mill outage. Under current accounting rules, certain property damage insurance recoveries associated with events of this type result in the recognition of a new cost basis for the rebuilt facility and the requirement to recognize a gain. Based upon the nature of the recoveries associated with the damage to the tandem mill, the Company recognized in the second quarter a pre-tax gain of $32.5 million. Without the gain recognition, second quarter net results would have been reduced to a net loss of $7.7 million.

      Net sales in the second quarter increased 11.4% to $335.5 million from $301.3 million in last year's second quarter on shipments of 702,000 tons. This tonnage increase represented an increase of 12.5% over last year's second quarter shipments of 624,000 tons. Demand for the Company's sheet products remained strong and pricing was firm in the 1994 second quarter. Tin Mill Product shipments declined as a result of the tandem mill outage.

      Based upon current market conditions for the Company's products, in the absence of the damage to the tandem mill, the Company believes its operating and net results for the second quarter would have been better than first quarter results.
      "Because of improved operational flexibility attributable to our modernized facilities, we were able to shift our product mix to minimize the effects of the damage to our tandem mill," stated Herbert Elish, President and CEO.

      For the first half of 1994, the Company reported net income of $21.5 million or $.70 per share compared to a loss before the effect of accounting changes for the first six months of 1993 of $43.4 million. The 1993 period also included a pre-tax restructuring charge of $17.3 million. Without the gain recognized in the second quarter of 1994, net results for the first six months of 1994 would have been reduced to a net loss of $4.9 million.

      The Company's operating profit of $19.4 million through the second quarter of 1994 continued to demonstrate a trend of improved operating performance. Notwithstanding the adverse effects of the tandem mill outage, the Company's 1994 operating results compared favorably to the first six months of 1993 when the Company had an operating loss of $1.8 million, before a restructuring charge.

      Sales for the first six months of 1994 were $660.7 million, an increase of 10.3% from $599.1 million in the prior year period.
Reflective of the strength of the market for sheet products shipments of 1,358,000 tons increased 10.2% over the 1,232,000 tons shipped in 1993's first half.

      "We should experience improved operating performance in the third quarter," added Elish. "Start-up of the rebuilt tandem mill is scheduled for mid October, and full production should resume during the fourth quarter. We are pleased that demand for sheet products continues to be strong, and we are well positioned to take advantage of that market strength."

      On May 26, Weirton Steel Corporation's stockholders approved a proposal to increase the amount of the Company's authorized common stock by 20 million shares and to change certain provisions of the Company's Charter and By-Laws concerning the composition of its Board. The Company intends to issue up to 15 million of the newly authorized common shares in a public offering. Proceeds of the offering will be used to reduce the Company's financial obligations. A registration statement covering the offering has been filed with the Securities and Exchange Commission.

      Weirton Steel Corporation operates an integrated flat rolled steel producing plant in Weirton, WV.